UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2015

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	000-30877	77-0481679
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	See Item 8.01 below for information related to compensation arrangements for certain executive officers of Marvell Technology Group Ltd. (the “Company”).

Item 8.01	Other Events.

In December 2006, in connection with a review by a special committee of the Company’s Board of Directors (the “Board”) relating to the Company’s historical stock option practices and related accounting matters, the Company reformed certain outstanding option agreements for option grants previously awarded to the Company’s executive officers at the time by the former members of the Executive Compensation Committee of the Board. These outstanding option agreements were for option grants (i) determined to have measurement dates for accounting purposes different from the recorded grant dates and (ii) where the fair market values of the Company’s common shares on the determined measurement dates were higher than those on the corresponding recorded grant dates. Pursuant to the reformed option agreements, the parties corrected the exercise price for each affected grant still outstanding to that which would have been applicable had the grant been made using the applicable determined measurement date. To the extent that such an option already had been exercised, each applicable executive remitted to the Company the full amount of the difference between the exercise prices of the options as granted and the fair market values of the underlying the Company’s common shares on the determined measurement dates.

However, in connection with the exercise in January 2006 of one such option grant by the Company’s Chief Executive Officer, Dr. Sehat Sutardja, the Internal Revenue Service and the California Franchise Tax Board determined that penalty taxes pursuant to Internal Revenue Code Section 409A (“Federal Tax Code”) and California Revenue and Taxation Code Section 17501 (“California Tax Code” and, together with the Federal Tax Code, the “Tax Codes”) applied. This determination was made despite the fact that (a) the relevant option agreement had been subsequently reformed to correct the exercise price for the affected grant to that which would have been applicable had the grant been made using the determined measurement date and (b) to the extent that option had been exercised, Dr. Sutardja had remitted to the Company the full amount of the difference between the exercise price of the option as granted and the fair market values of the underlying the Company’s common shares on the determined measurement date. On March 2, 2011, the Board authorized, based on the recommendation of the Nominating and Governance Committee of the Board, the indemnification of Dr. Sutardja for reasonable fees and expenses that he may incur in a legal challenge of the determination that penalty taxes applied, based on the Board’s finding that Dr. Sutardja was not involved in setting the terms of the relevant options and that the Company had in 2007 taken responsibility for and paid the penalty taxes under the Tax Codes that were incurred by other similarly situated Company employees who had exercised options in 2006.

On February 27, 2013, the U.S. Court of Federal Claims ruled against Dr. Sutardja and determined that the Tax Codes applied to the exercise of the relevant option grant. After discussing and evaluating at several meetings the alternatives to a continuing legal challenge of the court’s determination, the likelihood of success of further appeal by Dr. Sutardja and the potential negative impact on the Company of a continuation of the case regardless of the outcome, on February 25, 2015, the Executive Compensation Committee (comprised solely of Board members who were not part of the Executive Compensation Committee that approved the relevant option grant to Dr. Sutardja) of the Board (the “Committee”) determined to provide Dr. Sutardja with relief from the financial effects of the penalty taxes, consistent with the relief provided to other similarly-situated Company employees in 2007. Accordingly, the Committee approved a one-time cash payment to Dr. Sutardja equal to the amount of his penalty taxes owed under the Tax Codes, plus accrued interest owed with respect to such liabilities, all grossed-up for income taxes that will be owed by Dr. Sutardja on receipt of such cash payment. The Company estimates that the total amount of this one-time payment will be approximately $15.4 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2015

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Michael Rashkin
Michael Rashkin
Chief Financial Officer